Exhibit 99.1

Retrospective Analysis of Allos Therapeutics’ Phase 3 REACH Study Finds Positive Correlation between Patient Outcomes and EFAPROXYN(TM) (efaproxiral) Exposure in Patients with Brain Metastases from Breast and Non-Small Cell Lung Cancers

WESTMINSTER, Colo., June 14 /PRNewswire-FirstCall/ — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced the publication of new findings from its Phase 3 REACH study of EFAPROXYN (efaproxiral) plus whole brain radiation therapy in patients with brain metastases from various primary cancers. Results of the analysis, which were reported in the June 13th edition of the British Journal of Cancer (volume 94, issue 12), found that patients who achieved sufficient efaproxiral exposure to realize the desired pharmacodynamic effect saw clinically meaningful survival and response rate benefits.

Authors of the manuscript evaluated survival and response rate data from the REACH study in relation to efaproxiral exposure, as defined by red blood cell efaproxiral concentration and total number of doses. Patient outcomes were assessed based on primary tumor type and patient body weight. Patients who received at least 7 of 10 doses were categorized into high or low exposure groups based on their efaproxiral red blood cell concentration. Patients with efaproxiral concentrations of at least 483 mcg/mL were categorized to the high exposure group; patients with efaproxiral concentrations of less than 483 mcg/mL were categorized to the low exposure group.

Results of the analysis indicated that patients in the high exposure group demonstrated increased survival and response rates relative to patients in the low exposure group and control arm. For patients with brain metastases from breast cancer, the median survival time was 25.7 months for patients in the high-exposure group relative to 7.3 months for low-exposure patients and 4.47 months for control patients (p=0.0002 high exposure vs. control). Response rates in the breast cancer subset were 79.2%, 77.3% and 50.0% in the high-exposure, low-exposure and control groups, respectively (p=0.017 high exposure vs. control). Importantly, a majority of patients in the breast cancer subset achieved the target efaproxiral concentration of 483 mcg/mL, and thus demonstrated superior efficacy results. Likewise, patients with brain metastases from non-small cell lung cancer (NSCLC) who were categorized to the high exposure group also demonstrated longer survival and better response rates relative to those with low exposure. Specifically, median survival time was 6.97 months for NSCLC patients in the high-exposure group relative to 4.73 months for low exposure patients and 4.37 months for control patients, (p=0.09 high exposure vs. control). Response rates for NSCLC patients were 55.8% 43.1% and 39.7% for the high-exposure, low-exposure and control groups, respectively, (p=0.046 high exposure vs. control). However, a majority of patients in the NSCLC subset did not achieve the target efaproxiral concentration of 483 mcg/mL, which may have contributed to the inferior efficacy results relative to the breast cancer subset.

“These findings suggest that patients with brain metastases from non-small cell lung cancer who receive adequate exposure to efaproxiral have the potential to achieve clinically meaningful survival and response rate benefits,” said Michael E. Saunders, M.D., Vice President, Clinical Development of Allos. “The information obtained from this analysis may, in part, account for the efficacy variance observed between primary breast and NSCLC patients in the REACH study and provides important insight into the therapeutic dosing requirements for future clinical development of efaproxiral in this patient setting.”

A copy of the paper can be accessed at the British Journal of Cancer Web site, http://www.nature.com/bjc .

About EFAPROXYN

EFAPROXYN is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy. By increasing tumor oxygenation, the Company believes that EFAPROXYN has the potential to enhance the efficacy of standard radiation therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, EFAPROXYN(TM) (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, please visit the Company’s web site at: www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential safety and efficacy of EFAPROXYN for the treatment of patients with brain metastases from lung cancer or any other type of cancer, the Company’s projected timelines for completion of enrollment and announcement of results of the ENRICH trial, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in its clinical trials, whether caused by adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors: and that clinical trials may not demonstrate the safety and efficacy of the Company’s product candidates in their target indications. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYN(TM) and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:
Jennifer Neiman
Manager, Corporate Communications
Allos Therapeutics
720-540-5227
jneiman@allos.com